                                 EXHIBIT 2.3

            Settlement Agreement, dated as of September 27, 1996, among The Three Affiliated Tribes of the Fort Berthold Reservation
                        and The Bruce H. Lien Company

                            SETTLEMENT AGREEMENT


                                   BETWEEN

                         THE THREE AFFILIATED TRIBES
                      OF THE FORT BERTHOLD RESERVATION

                                     AND

                          THE BRUCE H. LIEN COMPANY





                       EXECUTED ON: SEPTEMBER 27, 1996

                         AT: NEW TOWN, NORTH DAKOTA

                  TABLE OF CONTENTS OF SETTLEMENT AGREEMENT


Description                                                                                                           Page
-----------                                                                                                           -----
  I.   RECITALS     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

 II.   TERMS OF SETTLEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

       A.     Conveyance of Management Contract Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
       B.     Transfer of Management Responsibility   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
       C.     Transfer of All Operation Files, Records and Other Documents  . . . . . . . . . . . . . . . . . . . . . . 3
       D.     Transfer of All Operating Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
       E.     Transfer of all Leased Assets and Assets Subject to Purchase Agreements   . . . . . . . . . . . . . . . . 3
       F.     Transfer of all Titles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
       G.     Agreement to Receive Tribal Buyout Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
       H.     Vacation of the Four Bears Casino and Lodge   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
       I.     Buyout Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

                     1.     Lump Sum Payment and Gross Buyout Amount  . . . . . . . . . . . . . . . . . . . . . . . . . 5
                     2.     Interest Moratorium on Gross Buyout Amount  . . . . . . . . . . . . . . . . . . . . . . . . 6
                     3.     Management Fee and Category I Principal
                              Offsets Against Gross Buyout Amount   . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                     4.     Final Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

       J.     Stay and Dismissal of Pending Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
       K.     Waiver and General Release of All Other Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
       L.     Interim Licensing and Background Investigations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

III.   INTERIM MANAGEMENT AND OPERATION OF GAMING
       FACILITIES AND MOTOR LODGE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

       A.     Establishment of a Shadow Management Team   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       B.     Establishment of a Transition Team  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       C.     Tribal Counter-Signature  Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       D.     Three-Month Audit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       E.     Moratorium on New Hires, Terminations, Transfers and Demotions  . . . . . . . . . . . . . . . . . . . .  13

 IV.   GENERAL AGREEMENT PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

       A.     Compliance With Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       B.     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       C.     Amendments, Changes, and Modification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       D.     Waiver of Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

               TABLE OF CONTENTS OF SETTLEMENT AGREEMENT - PAGE 2

Description                                                                                                           Page
-----------                                                                                                         -------
 IV.   GENERAL AGREEMENT PROVISIONS

       E.     Cooperation on Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       F.     Good Faith Participation in All Joint Responsibilities  . . . . . . . . . . . . . . . . . . . . . . . .  15
       G.     Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
       H.     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       I.     Date of  Closing Define   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       J.     Preservation of Claims and Dispute Resolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       K.     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       L.     Management of the Agreement and Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       M.     Warranties of Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       N.     Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

  V.   APPROVAL OF SETTLEMENT AGREEMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                              SETTLEMENT AGREEMENT


              This Settlement Agreement (the "Agreement") made this 27th day of September, 1996, by and between the Three Affiliated Tribes of the Fort Berthold Reservation, a federally - recognized Indian Tribal Government, organized under Section 16 of the Indian Reorganization Act of 1934
       (the "Tribe"), and the Bruce H. Lien Company, a Colorado Corporation ("Lien"). The Tribe and Lien intend this Agreement to constitute a full and final settlement of all outstanding claims and disputes between them, arising from agreements to develop Class II and Class III Gaming Facilities (the Gaming Facilities) and refurbish a Motor Lodge (the Motor Lodge), and to manage the Gaming Facilities and the Motor Lodge, which agreement was executed on December 7, 1992, and was amended by an Addendum thereto executed on February 19, 1993, and all other ancillary and related agreements between the Tribe and Lien.

                                       I.
                                    RECITALS

WHEREAS,      the Tribe is a federally-recognized  Indian tribe; and,

WHEREAS, the Tribe desired to develop Class II and Class III Gaming Facilities and to refurbish a defunct Motor Lodge so as to increase tribal revenues and enhance the Tribe's economic self-sufficiency and self-government; and,

WHEREAS, the Tribe and Lien have been involved in ongoing disputes regarding the validity, terms and responsibilities under those agreements relating to the development and the management of the Gaming Facilities and Motor Lodge; and,

WHEREAS, the National Indian Gaming Commission undertook to review the agreements to determine their compliance with federal law, and has both assigned deficiencies to the terms of the agreements and threatened an enforcement action based on the operation of the casino and lodge; and,

WHEREAS, the Tribe and Lien have determined it is in their best interests to resolve all disputes which have arisen between them by the execution of this Agreement.

NOW, THEREFORE, in consideration  of the mutual covenants contained herein, the
              Tribe and Lien and Lien agree as follows:


                                      II.
                              TERMS OF SETTLEMENT

       The Tribe and Lien agree to the following terms of settlement, to wit:

       A.     CONVEYANCE OF  MANAGEMENT CONTRACT RIGHTS.

       In consideration of the Tribe's covenants herein contained, Lien hereby conveys all right, title, and interest in and to the following agreements, to wit:

              1.     Management Agreement dated December 7, 1992 (Exhibit 1);

              2. Addendum to Management Agreement dated February 19, 1993 (Exhibit 2);

              3. Memorandum of Understanding between the Tribe and Lien dated September 8, 1993 (Exhibit 3),

and any and all other agreements existing by and between the Tribe and Lien (hereinafter collectively referred to as the "Management Agreement").

       B.     TRANSFER OF MANAGEMENT RESPONSIBILITY

              Lien agrees to transfer management responsibility for the Gaming Facilities and the Motor Lodge, and all other tribal facilities it manages on behalf of the Tribe to the Tribe no later than the date of closing (See, IV(I), p. 16 for a definition of Date of Closing).

       C.     TRANSFER OF ALL OPERATION FILES, RECORDS AND OTHER DOCUMENTS.

              Lien agrees to transfer all files, records and other documents related to the development and operation of the Gaming Facilities and Motor Lodge to the Tribe no later than the date of closing of the Agreement, and to provide the Tribal Shadow Management Team (See III.A for a description of the Tribal Shadow Management Team) access to and a full and detailed explanation of the organization of those files.

       D.     TRANSFER OF ALL OPERATING ACCOUNTS.

       Lien agrees to assign or transfer, as appropriate, all accounts, the funds from which are used for the operation of the Gaming Facilities and the Motor Lodge (hereinafter referred to as "the Operating Accounts"), to the Tribe
no later than the date of closing.   Lien further agrees to leave all of the
accounts and funds of the Gaming Facilities and the Motor Lodge intact to be transferred to the Tribe at the date of closing of this Agreement, subject to expenditures incurred during the Interim Period in the normal and ordinary course of business. These accounts are identified at Appendix A which is attached hereto.

       E.     TRANSFER OF ALL  LEASED ASSETS AND ASSETS SUBJECT TO PURCHASE
              AGREEMENTS

       Lien agrees to assign all leased assets and assets subject to purchase agreements used in the operation of the Gaming Facilities and Motor Lodge which are held in the name of Lien, Four Bears Limited Liability Corporation, Concorde Holdings Corporation or Concorde Gaming Corporation, or any other entity, to the Tribe no later than the date of closing of this Agreement. The Parties agree that the foregoing companies and Mr. Bruce H. Lien, individually, shall be released from all obligations under any lease or purchase agreements. All outstanding asset leases are set forth at Appendix B which is attached hereto.

       In the event any third party lessor or vendor refuses to allow the release of the companies or Mr. Bruce H. Lien from all obligations under a lease or purchase agreement, the Tribe agrees to indemnify and hold harmless the companies and Mr. Bruce H. Lien from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses of any nature whatever (including reasonable attorney's fees) resulting from or arising out of any breach of any purchase agreement or lease, or default in the performance of any obligations arising under any purchase agreement or lease transferred or assigned to the Tribe, except for those breaches or defaults which have resulted from the conduct of Lien.

       F.     TRANSFER OF ALL TITLES.

       Lien agrees to transfer titles to all property, plant and equipment, used in the operation of the Gaming Facilities and Motor Lodge and which are held in the name of Lien, Four Bears Limited Liability Company, Concorde Holdings Corporation, or Concorde Gaming Corporation, or any other entity, to the Tribe no later than the date of closing of this Agreement. A list of all titled property, plant and equipment to be transferred hereunder is set forth at Appendix C which is attached hereto.

       G.     AGREEMENT TO RECEIVE TRIBAL BUYOUT PAYMENT.

       Lien agrees to receive the Tribe's Buyout Payment (See, II(H) for a description of the Tribe's Buyout Payment), in full and final payment for all of its right, title and interest in the Management Agreement, as well as all of its covenants contained herein.

       H.     VACATION OF THE FOUR BEARS CASINO AND LODGE.

       Lien and its officers, employees, personnel, and agents agree to leave the Four Bears Casino and Lodge no later than 8:00 a.m. the morning following the Date of Closing.

       I.     BUYOUT PAYMENT

              1.     LUMP SUM PAYMENT AND GROSS BUYOUT AMOUNT.

       In consideration for Lien's conveyance of rights specified above and its covenants herein contained, the Tribe agrees to pay to Lien in immediately available funds the total sum of $8,650,000 (hereinafter referred to as "the Gross Buyout Amount"), less offsets as provided in subdivision 3, infra, in a lump sum due at the Date of Closing. In order to effect the closing, the lump sum due at closing shall be wired directly to a bank account for the benefit of Bruce H. Lien Company by 5:00 p.m. CST on the Date of Closing.

       The Tribe and Lien agree the Tribe shall have 150 days from the date of the execution of this Agreement to secure financing of the Gross Buyout Amount. In the event the Tribe is unable to secure financing within the 150 day period, the Tribe shall continue to use its efforts to secure financing. The Tribe's inability to secure financing within the 150 day period shall not constitute a breach of this Agreement.

       In the event the Parties do not close on this Agreement on or before April 30, 1997, this Agreement shall be null and void, unless the Parties mutually agree, in writing, to extend this deadline.

       In the event the Tribe does not secure financing as envisioned by this Agreement, either party fails to abide by the terms of this Agreement, this Agreement is declared to be void by the National Indian Gaming Commission, the Secretary of Interior or his designee or by the final judgment of any court of competent jurisdiction, or becomes null and void by function of the April 30, 1997 deadline described above, or any other event prevents the completion of this Agreement, then the Management Agreement shall be deemed to have been unaffected by this Agreement and the Parties' rights and claims asserted with respect to the Management Agreement shall be deemed to have been preserved.

       2.     INTEREST MORATORIUM ON GROSS BUYOUT AMOUNT.

       For 150 days from the date of the execution of this Agreement the Tribe, shall not be liable for the payment of interest accrued on the $8,650,000.00 Gross Buyout Amount. In the event the Parties close within 150 days from the date of the execution of this Agreement, Lien will waive the Tribe's responsibility for the interest accrued on the Gross Buyout Amount.

       If the Tribe has not secured financing within the 150 day period, the Tribe shall be required to pay the interest accrued on the Gross Buyout Amount from the date of the execution of this Agreement through the Date of Closing, at an interest rate equal to Lien's blended cost of capital not to exceed 18% APR. If the Tribe becomes responsible for the payment of interest accrued on the Gross Buyout Amount, said accrued interest shall be to the Gross Buyout Amount and shall be paid to Lien when financing is secured and the closing of this Agreement is completed.

       In the event the Parties do not close on or before April 30, 1997, this Agreement shall be null and void, unless the Parties mutually agree, in writing, to extend the deadline. In the event that this Agreement becomes null and void by function of this deadline, the Management Agreement shall be deemed to have been unaffected by this Agreement, and the Parties's rights and claims asserted relative to the Management Agreement shall be deemed to have been preserved.

       Further, in the event the Parties do not close on or before April 30, 1997, the moratorium on interest accrued on the principal balance of Category I Costs ("Category I Principal Balance") shall be rescinded as of September 30, 1996. The monthly payments of $194,412.00 as payment on the Category I principal balance made by the Tribe to Lien from and after October 15, 1996 shall be retroactively reallocated to provide for the payment of interest on the Category I Principal Balance at an interest rate which is equal to Lien's blended cost of capital (calculated on the basis of actual days elapsed in a 365 day year). Each such payment shall be reallocated to apply first to the payment of accrued interest on the Category I Principal Balance with the remainder applied to the Category I Principal Balance.

              3. MANAGEMENT FEE AND CATEGORY I PRINCIPAL OFFSETS AGAINST GROSS BUYOUT AMOUNT.

       All Category I payments and management fee distributions accrued between October 1, 1996 and Date of Closing, it being understood that payment of the Category I payment and distributions are actually made on the 15th day of the following month, shall be offset against the Gross Buyout Amount of $8,650,000.00 to arrive at the Net Buyout Amount due to Lien on the Date of Closing. Interest on the Category I remaining balance shall be computed through September 30, 1996 and paid in full with the October 15, 1996 payment to Lien. The amount of the Category I payment to be paid on October 15, 1996, and on the 15th day of each month thereafter until the Date of Closing shall be equal to $194,412.00.

              4.     FINAL ACCOUNTING.

              The Net Buyout Amount due to Lien at the Date of Closing of this Agreement will be determined by a Final Accounting to be performed by the Parties, which will be performed on the Final Accounting Form, attached hereto as Appendix D. The Final Accounting Form shall be executed by the persons executing this Agreement on behalf of the parties and shall be attached to and made a part of this Agreement.


       J.     STAY AND DISMISSAL OF PENDING PROCEEDINGS.

       The Tribe and Lien recognize that numerous documents will have to be signed and filed in order to resolve all outstanding disputes between them. The Tribe and Lien agree to stay all pending proceedings until the closing of this Agreement, or until the Tribe secures financing, whichever is later. The Tribe and Lien agree to stay the following proceedings:

              1.     A Review by the NIGC of the Management Agreement (Exhibit
                     4);

              2. A Federal District Court action entitled Bruce H. Lien Company v. Three Affiliated Tribes, et al., Civ. No. A4-95-135 (D. North Dakota) (Exhibit 5);

              3.     A Tribal Court action entitled Three Affiliated Tribes
                     v. Bruce H. Lien Co., Case No. 96-C-0001 (Fort Berthold District Court)(Exhibit 6);

              4.     A Tribal Court action entitled Bruce H.. Lien Co. v.
                     Three Affiliated Tribes' Tribal Gaming Commission, Case No. 95-C-00096 (Fort Berthold District Court) (Exhibit 7);

              5. A Tribal Court action, as it relates to Lien and its officers or employees, entitled Bruce H. Lien Co., Jerry Baum and Thomas K. Schoppert v. Three Affiliated Tribes' Tribal Gaming Commission, Case No. 95-C-00154 (Fort Berthold District Court) (Exhibit 8);

              6. An Arbitration action entitled Bruce H. Lien Co. v. Three Affiliated Tribes, Case No. 53 133 00057 95 (AAA Arbitration Association) (Exhibit 9);

              7. A Tribal Court action entitled Gene Christensen, et al. v. Marcus Wells, Jr. et al., (Jerry Long case)(Exhibit 10);

              8. A Tribal Employment Rights Office case entitled Marcus Wells, Jr. v. Gene Christensen, et al., (Jerry Long case (Exhibit 11);

              9. A Tribal Court action entitled Marcus Wells, Jr. v. Jerry Baum, et al., Civ. No. (Devon Gordon case) (Exhibit 12);

              10. A Tribal Employment Rights Office case entitled Marcus Wells, Jr. v. Jerry Baum, et al., (Devon Gordon case) (Exhibit 13);

              11. A Tribal Court action entitled Marcus Wells, Jr. v. Jerry Baum, et al., Civ. No. (Brenda Keller case) (Exhibit 14); and,

              12. A Tribal Employment Rights Office case entitled Marcus Wells, Jr. v. Jerry Baum, et al., (Brenda Keller case) (Exhibit 15).

       The Tribe and Lien further agree that on the Date of Closing, they will execute and file all documents necessary to secure the dismissal with prejudice, or formal withdrawal, of the proceedings listed in J(l)-(12).

       K.     WAIVER AND GENERAL RELEASE OF ALL OTHER CLAIMS.

       The Tribe and Lien agree that neither party shall have any claims against the other for agreements or transactions between them. To date hereof, and furthermore, each party covenants and agrees to release, and does hereby release, the other from any and all claims, known or unknown, now existing or hereafter arising, as a result of the Management Agreement.

       L.     INTERIM LICENSING AND BACKGROUND INVESTIGATIONS.

       The Parties agree that Lien shall submit applications to the Tribal Gaming Commission for the licensure of Lien, Four Bears Casino and Lodge and Four Bears Bingo Hall, and that licenses shall be issued to the Casino and Bingo Hall and that a temporary license shall be issued to Lien which license shall be valid through the term of this Agreement. The Parties further agree that no fee will be required for the issuance of the said licenses.

       The Tribe further agrees that it shall provide Lien and the National Indian Gaming Commission with evidence of the issuance of said licenses, and that it will continue to expeditiously investigate and license, where appropriate, all Key Employees and Primary Management Officials and will provide all necessary reports to the National Indian Gaming Commission regarding the results of those investigations and licensing processes.


                                      III.
                        INTERIM MANAGEMENT AND OPERATION
                      OF GAMING FACILITIES AND MOTOR LODGE

       The Tribe and Lien agree to cooperate to the fullest extent to assure a smooth transition of management responsibilities over, and the effective and profitable operation of, the Gaming Facilities and the Motor Lodge during the term of this Agreement (hereinafter referred to as "the Interim Period"). In furtherance of that goal the Tribe and Lien agree to the following with regard to the interim management and operation of the Gaming Facilities and Motor Lodge, to wit:

       A.     ESTABLISHMENT OF A SHADOW MANAGEMENT TEAM

       Tribe and Lien agree that the Tribe immediately may designate up to four individuals to constitute a "Shadow Management Team". Immediately following the execution of this Agreement, the members of that team shall be assigned to key management persons and permitted to observe and participate in the day-to-day management and operation of the Gaming Facilities and the Motor Lodge.

       The Tribe and Lien further agree that the Tribe may replace members of the Shadow Management Team as the Tribe may deem prudent or necessary.

       B.     ESTABLISHMENT OF A TRANSITION TEAM.

       The Tribe and Lien agree that the Tribe shall designate three (3) persons and Lien designate two (2) persons to serve on a "Transition Team" which will coordinate the transfer of titles, leases and fixed assets, and otherwise direct and coordinate the transition of the management of the Gaming Facilities and Motor Lodge during the Interim Period.

       The Transition Team's authority shall include, but not be limited to the following:


       1. Oversee and approve all Transfers envisioned by II(C)(D)(E) and (F);

       2. Oversee and approve the acquisition of fixed assets and any debt incurred on behalf of the Gaming Facilities and the Motor Lodge;

       3. Oversee the Shadow Management Team to assure that effective management training is occurring, and to provide reports to the Tribal Business Council on at least a monthly basis regarding the progress of said management training;

       4. Oversee expenditures of the Gaming Facilities and the Motor Lodge to assure compliance with the 1996-1997 operating budget (Exhibit 16) reports on which review shall be provided to the Tribal Business Council on at least a monthly basis;

       5. Review all checks issued and to be issued from the operating accounts of the Gaming Facilities and Motor Lodge;

       6. Oversee all casino operating accounts, reports on which shall be provided to the Tribal Business Council on at least a monthly basis;

       7. Organize and Supervise the Three-Month Audit (See, III.D. for the description of the Three Month Audit) and the "Final Accounting" (See, II(I)4 for a description of the Final Accounting);

       8. Review and plan for the implementation of the Tribal Personnel Policy (Exhibit 17) at the Gaming Facilities and the Motor Lodge, and be informed of all Interim Period personnel matters;

       9. Be informed of the termination of all Primary Management Officials and Key Employees during the Interim Period;

       10. To the extent financially feasible, direct and supervise the implementation of remedial measures recommended in the Internal Security Audit prepared by Schechter, Dokken, Kantor and Andrews (Exhibit 18), except for transfer of the surveillance department to the Tribe's Gaming Commission, which shall occur after Date of Closing; and,

       11. Ensure operation compliance with the Tribal Employment Rights Ordinance (Exhibit 19), the Tribal Gaming Ordinance
              (Exhibit 20), the Tribal State Compact (Exhibit 21), the Indian Gaming Regulatory Act and all other federal, state and Tribal laws, regulations, rules, ordinances and policies and to report any instances of non-compliance to the appropriate regulatory authority with a recommendation for action.


       Action taken by the Transition Team must be by unanimous vote. Disputes between Transition Team members shall be resolved, to the extent possible, by the Team members. In the event disputes are irresolvable by the Team members, the disputes shall immediately be referred to counsel for the Tribe and Lien who shall endeavor to resolve them within 48 hours of notification of the disputes.

       C.     TRIBAL COUNTER-SIGNATURE AUTHORITY.

       The Tribe and Lien agree that during the Interim Period, the Tribe shall have counter-signature authority on all checks issued from the Operating Accounts of the Gaming Facilities and Motor Lodge in excess of five thousand dollars ($5,000), except for monthly distribution checks which shall only require the signature of authorized Lien representatives. The Tribe shall immediately designate one member from the Transition Team to exercise Tribal counter- signature authority. Lien shall immediately provide the Tribe with the necessary documents, including signature card, before the Interim Period commences.

       D.     THREE-MONTH AUDIT.

       The Tribe and Lien agree that they shall cause to be conducted a Three-Month Audit of the Gaming Facilities and Motor Lodge covering July 1, 1996 through September 30, 1996. The Tribe and Lien agree that Joseph Eve and Company shall conduct the Audit, and that they will share the cost of the Three Month Audit consistent with the handling of Category II Expenses (60% by the Tribe and $40% by Lien).

       E.     MORATORIUM ON NEW HIRES, TERMINATIONS, TRANSFERS AND DEMOTIONS.

       The Tribe and Lien agree that, during the Interim Period, Lien will not alter the current employee structure, nor interfere with or disrupt the functions of current employees. Lien specifically agrees to impose a moratorium on new hires, except as is required to replace existing Key Employees, on terminations, unless for good cause shown, and on all transfers or demotions of all Key Employees and Primary Management Officials. Lien further agrees to report all new hires, terminations, transfers and demotions and to the Transition Team.

                                      IV.
                          GENERAL AGREEMENT PROVISIONS

       A.     COMPLIANCE WITH LAWS.

       The Tribe and Lien covenant and agree that this Agreement complies with all applicable laws and regulations, including, but not limited to, federal laws, including the Indian Gaming Regulatory Act, 25 U.S.C. 2701 et. seq and any policies, rules, regulations or orders issued by the National Indian Gaming Commission, any applicable rules, regulations, resolutions or ordinances passed by the Tribe and any North Dakota laws.

       B.     ASSIGNMENT.

       Neither the Tribe nor Lien may assign this Agreement, or any rights thereunder, or delegate obligations and duties imposed by this Agreement to any individual or entity unless the other party gives prior written approval of such delegation or assignment, and such assignment is approved by the National Indian Gaming Commission.

       C.     AMENDMENTS, CHANGES AND MODIFICATIONS.

       This Agreement cannot be amended or modified without the prior written consent of both parties. Consent to amend, change, or modify this Agreement may be given only by duly authorized individuals.

       D.     WAIVER OF REQUIREMENTS.

       The failure to enforce an obligation imposed by this Agreement is not a waiver of the right to require that the obligation be satisfied or that modification of this Agreement occur.

       E.     COOPERATION ON FINANCING

       Lien agrees to exercise its best effort to assist the Tribe in the Tribe's efforts to obtain financing of the Buyout which is envisioned by this Agreement, and covenants not unreasonably to refuse to cooperate with, or unreasonably to withhold requested documents or information from the Tribe or any prospective financing institutions.

       F.     GOOD FAITH PARTICIPATION IN ALL JOINT RESPONSIBILITIES.

       Lien and the Tribe agree to participate in good faith in all joint responsibilities which are more fully described at III, supra.

       G.     CONFIDENTIAL INFORMATION.

       The Tribe and Lien agree that any information received concerning the other during the performance of this Agreement, regarding either party's organization, financial matters, marketing plans or other information of a proprietary nature, shall be treated by both parties in full confidence, and except in response to legal process or appropriate and necessary governmental inquiry shall not be revealed to any other persons, firms or organizations without the written permission of the other Party.

       H.     SEVERABILITY

       To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision of this Agreement shall be and unaffected and shall continue in full force and effect.

       I.     DATE OF CLOSING DEFINED.

       The Date of Closing, as used in this Agreement, shall mean the date on which the Tribe transfers the Net Buyout Amount to a bank account for the benefit of the Bruce H. Lien Company and the Parties execute all documents necessary to secure a full purchase of Lien's interest in the Management Agreement and to fully and finally resolve all outstanding disputes between them.

       J.  PRESERVATION OF CLAIMS AND DISPUTE RESOLUTION.

       The Tribe and Lien agree to use their best efforts and good faith to defend the validity of this Agreement before any administrative or judicial tribunal or forum, and covenant to use their best efforts to bring about a completion of the terms of this Agreement. However, in the event the Tribe cannot secure financing as envisioned by this Agreement, either party fails to abide by the terms of this Agreement, this Agreement is declared to be void by the National Indian Gaming Commission, or the Secretary of Interior or his designee, or by the final judgment of any court of competent jurisdiction, or any other event prevents the completion of the terms of this Agreement, then the Management Agreement shall be deemed to have been unaffected by this Agreement and the Parties' rights and claims asserted with respect to the Management Agreement shall be deemed preserved.

       The Tribe and Lien further agree that prior to suspending or terminating this Agreement, or seeking any other remedy authorized by law for failure of one party to abide by its terms, the parties agree to deliver written notice to the offending party which identifies the conduct which violates this Agreement, describes the action which would cure the offending conduct and specifies the date on which notice will end. The notice must provide the offending party a minimum of ten calendar days to cure the offending conduct. If the offending conduct is not cured by the expiration of the notice or if the offending party has not presented a plan to cure such conduct which is acceptable to the other, the other party way suspend or terminate this Agreement by providing written notice of suspension or termination to the offending party and/or may seek any other remedy authorized by law.

       The Tribe and Lien further agree that this Agreement, and all discussions and negotiations relating thereto, shall be treated as offers of compromise of disputed claims pursuant to Rule 408 of the Federal Rules of Evidence, and will not be admissible in any proceeding which might occur in the event this Agreement is breached, declared void or otherwise is rendered invalid.

       K.     ENTIRE AGREEMENT

       This Agreement contains the entire agreement between the Tribe and Lien, and all understandings and agreements heretofore had between them are merged into this Agreement.

       L.     MANAGEMENT OF THE AGREEMENT AND NOTICES.

       Each party shall designate one individual responsible for the administration of this Agreement to be contacted by the other party in reference to all matters concerning this Agreement. All notices, payments, reports, documents, or other information required by this Agreement shall be delivered to the designated individuals either in person, by telefax, or through the United States Mail. All notices other than notices of a change in the designated individual and address will be effective when received, unless mailed, in which case, the notice will be effective five days after deposit in the United States Mail, correctly addressed to the designated individual at the address indicated below. Either party may change the designated individual, address, or telephone number by providing the other party with a written notice of the change. The change of a designated individual or address is effective only when received by the other party. The parties make the following designations to be effective with this Agreement:

       For the Tribe:

       Hon. Russell D. Mason, Sr.
       Chairman of the Three Affiliated Tribes
       Box HC3
       New Town, ND 58763-9402


       For Lien:

       Jerry L. Baum
       President of the Bruce R. Lien Company
       3290 Lien Street
       Rapid City, South Dakota 57702

       M.     WARRANTIES OF AUTHORITY AND OPINIONS OF COUNSEL.

       The Tribe and Lien warrant that the signatures of the individuals signing this Agreement are sufficient to bind the Tribe and Lien to the terms of this Agreement, and that no further approval or signature is necessary to render this Agreement a binding document on the Tribe and Lien. Three Affiliated Tribes' Tribal Business Council Resolution No. 96-196-DSB, specifically authorizing the Honorable Russell D. Mason, Sr. to execute this Agreement on behalf of the Tribe, is attached as Exhibit 22. The Corporate Resolution of the Board of Directors of the Bruce E. Lien Company, specifically authorizing Mr. Jerry L. Baum to execute this Agreement on behalf of Lien, are attached as Exhibit 23.

       Counsel for each party shall provide a written opinion stating that the individual executing this Agreement on behalf of a respective party has full power and authority to execute and deliver this Agreement; that such respective party has full power and authority to carry out the terms of this Agreement; and, that upon execution and delivery, this Agreement shall constitute a lawful and binding agreement upon the parties hereto, subject to the appropriate approval, if such approval is necessary, of the National Indian Gaming Commission and Secretary of Interior or his designee.

       N.     CONDITIONS PRECEDENT.

       The parties understand approval of this Agreement from the National Indian Gaming Commission may be a requirement of the Indian Gaming Regulatory Act of 1988, 25 U.S.C. 2701 et seq., and that certain approvals may be required from the Secretary of the Interior or the Secretary's designee, and hereby agree that receipt of such approvals, if they are required, is a condition precedent to this Agreement becoming a binding legal document, enforceable against the Tribe or Lien, and that prior to the receipt of such approval neither party will have a legal duty to perform hereunder, but that both parties shall proceed in good faith as though this Agreement had already received the requisite approvals. The parties further agree that if such approvals, if they are required, are not received by April 30, 1997, both the Tribe and Lien shall be released from all duty to perform hereunder and may declare this Agreement void.

                                       V.
                        APPROVAL OF SETTLEMENT AGREEMENT

       In accordance with Article III, Section 1, Article VI, Section 1, and
Article VI, Section 3 of the Constitution of the Three Affiliated Tribes, and Three Affiliated Tribes' Tribal Business Council Resolution No. 96-196-DSB, the Three Affiliated Tribes, by and through its Chairman, the Honorable Russell D. Mason, Sr., does herewith approve the foregoing Agreement:


                                           /s/ Russell D. Mason, Sr.
                                           -----------------------------------
                                           Russell D. Mason, Sr.
                                           Chairman, Three Affiliated Tribes


       In Accordance with Article IV, Section 2 of the Corporate Bylaws of the Bruce H. Lien Company, and the express delegation of authority evidenced by the Corporate Resolution of the Bruce H. Lien Company dated September 12, 1996, by and through its President, Mr. Jerry L. Baum, does herewith approve the foregoing Agreement,


                                           /s/ Jerry L. Baum
                                           -----------------------------------
                                           Jerry L. Baum
                                           President, Bruce H. Lien Company





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